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                                                                       EXHIBIT 8

                                ALSTON & BIRD


                             One Atlantic Center
                          1201 West Peachtree Street
                         Atlanta, Georgia 30309-3424

                                 404-881-7000
                       Fax: 404-881-7777 Telex: 54-2996

Philip C. Cook                                        Direct Dial (404) 881-7491



                               February 7, 1995



Regions Financial Corporation
417 N. 20th Street
Birmingham, Alabama 35203

First Commercial Bancshares, Inc.
8301 West Judge Perez Drive
Chalmette, Louisiana 70043-1656

        Re: Proposed Merger of First Commercial Bancshares, Inc. with and into Regions Financial Corporation

Ladies and Gentlemen:

        We have acted as special tax counsel to Regions Financial Corporation ("Regions"), a corporation organized and existing under the laws of the State of Delaware, in connection with the proposed merger of First Commercial Bancshares, Inc. ("FCB"), a corporation organized and existing under the laws of the State of Louisiana, with and into Regions. The Merger will be effected pursuant to the Agreement and Plan of Merger, dated as of October 20, 1994, by and between FCB and Regions (the "Merger Agreement"). In our capacity as counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

        In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement, and unless otherwise specified, all section references herein are to the Code.
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                           INFORMATION RELIED UPON


        In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

        (1)  the Merger Agreement;

        (2) the proxy statement/prospectus included in Regions' Registration Statement on Form S-4, being filed with the Securities and Exchange Commission with respect to the proposed transaction; and

        (3)  such additional documents as we have considered relevant.

        In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

        We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Regions and FCB and through certificates provided by the management of Regions and the management of FCB.

        You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, yield a wider array of banking and banking related services to consumers and businesses, and provide for a stronger market position and for greater financial resources to meet competitive challenges within the Chalmette, Louisiana market area. To achieve these goals, the following will occur pursuant to the Merger Agreement:

        (A) FCB will merge with and into Regions pursuant to the General Corporation Law of Delaware and the Louisiana Business Corporation Law.
Regions will acquire all the assets and assume all the liabilities of FCB. FCB's separate corporate existence will cease to exist, and Regions will be the surviving corporation. Thereafter, Regions will continue to conduct its business and will continue to operate the businesses of FCB conducted prior to the Merger.

        (B) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

             (i) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

             (ii) Each share of FCB Common Stock (excluding shares held by FCB or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their dissenters' rights of

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        appraisal) issued and outstanding at the Effective Time shall be converted, at the election of the holder thereof, into either:

             (a) (1) $40.77 in cash and (2) 1.444 shares of Regions Common Stock (subject to adjustment as provided below)(this election being referred to as the "Stock and Cash Election"); or

             (b) 2.626 shares of Regions Common Stock (subject to adjustment as provided below) (this election being referred to as the "All Stock Election");

        provided, however, that in the event the Average Closing Price is equal to or

             (1) less than $31.90, each share of FCB Common Stock (subject to the exclusions set forth above) issued and outstanding at the Effective Time shall be converted into (i) $40.77 in cash (in the case of the Stock and Cash Election only) and (ii) that number of shares of Regions Common Stock (rounded to the nearest one-thousandth) equal to the quotient obtained by dividing (x) $46.06 in the case of the Cash and Stock Election and $83.77 in the case of the All Stock Election by (y) the Average Closing Price, or

             (2) greater than $37.10, each share of FCB Common Stock (subject to the exclusions set forth above) issued and outstanding at the Effective Time shall be converted into (i) $40.77 in cash (in the case of the Stock and Cash Election only) and (ii) that number of shares of Regions Common Stock (rounded to the nearest one-thousandth) equal to the quotient obtained by dividing (x) $53.57 in the case of the Cash and Stock Election and $97.43 in the case of the All Stock Election by (y) the Average Closing Price ($31.90 and $37.10 are collectively referred to as the "Average Closing Price Limitations" and the respective exchange ratios of FCB Common Stock into Regions Common Stock resulting from the Cash and Stock Election and the All Stock Election are referred to as the "Applicable Exchange Ratios").


        (C) Each of the shares of FCB Common Stock held by any FCB Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

        (D) In the event FCB changes the number of shares of FCB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Applicable Exchange Ratios shall be proportionately adjusted. In the event Regions changes the number or shares of Regions Common Stock issued and

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outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Applicable Exchange Ratios and the Average Closing Price Limitations shall be proportionately adjusted.

        (E) Notwithstanding any other provision of the Merger Agreement, each holder of shares of FCB Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the Average Closing Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

        (F) Any holder of shares of FCB Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Part XIII of the LBCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the LBCL, including the provisions of Section 131 thereof relating to the deposit in escrow, endorsement, and transfer of the certificate or certificates representing the shares for which payment is being made. In the event that a dissenting shareholder of FCB fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, such Person shall not have the right to receive payment in cash for his shares and, instead, as of the Effective Time the shares of FCB Common Stock held by such Person shall be converted into and exchanged for that number of shares of Regions Common Stock determined under Section 3.1 of the Merger Agreement and the delivery of certificates representing such Regions Common Stock and any dividends or other distributions in respect thereof to which such holder may be entitled shall be governed by Section 4.1 of the Merger Agreement.

        With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:

        (1) The Applicable Exchange Ratios determining the amount of Regions Common Stock or other consideration to be received in the Merger by each exchanging FCB shareholder, is a product of bona fide negotiations between parties bargaining at arm's length.

        (2) There is no plan or intention on the part of the stockholders of FCB who own five percent (5%) or more of the FCB stock, and to the best of the knowledge of the management of FCB, there is no plan or intention on the part of the remaining stockholders of FCB to sell, exchange or otherwise dispose of a number of shares of Regions Common Stock to be received in the proposed transaction that would reduce
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their holdings in Regions Common Stock received to a number of shares having, in the aggregate, a value as of the Effective Time of less than fifty percent (50%) of the total value of all of the stock of FCB outstanding immediately prior to the Effective Time. For purposes of this representation, shares of FCB stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Regions stock will be treated as outstanding FCB stock as of the Effective Time. Moreover, shares of FCB stock and shares of Regions stock held by FCB stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered in making this representation.

        (3) Regions has no plan or intention to redeem or otherwise reacquire any of its stock issued in the Merger, except for purchases of stock in the open market in the normal course of business executed through an independent broker in which Regions is not aware of the identity of any seller or in private placement transactions in which the sellers are not former FCB shareholders.

        (4) Regions has no plan or intention to sell or otherwise dispose of any of the assets of FCB acquired in the transaction, except for dispositions made in the ordinary course of business or transfers to a corporation controlled by Regions.

        (5) The liabilities of FCB assumed by Regions and the liabilities to which the transferred assets of FCB are subject were incurred by FCB in the ordinary course of its business.

        (6) Following the transaction, Regions will continue the historic business of FCB or use a significant portion of FCB's historic business assets in a business.

        (7) Regions, FCB, and the stockholders of FCB will pay their respective expenses, if any, incurred in connection with the transaction. Regions shall pay the fees and printing costs in connection with certain regulatory proceedings before such authorities and in connection with the Registration Statement and Proxy Statement/Prospectus (which are directly related to the Merger).

        (8) There is no intercorporate indebtedness existing between FCB and Regions that was issued, acquired, or will be settled at a discount.

        (9) FCB is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

        (10) The fair market value and the total adjusted basis of the assets of FCB transferred to Regions will each equal or exceed the sum of the liabilities assumed by Regions plus the amount of the liabilities, if any, to which the transferred assets are subject.

        (11) The payment of cash in lieu of fractional shares of Regions stock is solely for the purpose of avoiding the expense and inconvenience to Regions of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the FCB stockholders instead of issuing fractional shares of Regions stock will not exceed one percent (1%) of the total
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consideration that will be issued in the transaction to the FCB stockholders in exchange for their shares of FCB stock. The fractional share interests of each FCB stockholder will be aggregated, and no FCB stockholder will receive cash in an amount equal to or greater than the value of one full share of Regions stock.

        (12) None of the compensation received by any stockholder-employees of FCB will be separate consideration for, or allocable to, any of their shares of FCB stock; none of the shares of Regions stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

        (13) At all times during the five-year period ending on the Effective Date of the Merger, the fair market value of all of FCB's United States real property interests was and will have been less than fifty percent (50%) of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (i) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest,
(ii) FCB is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which FCB is a partner or beneficiary, and (iii) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by FCB, in the case of a first-tier subsidiary of FCB or by a controlled corporation, in the case of a lower-tier subsidiary.

        (14) For each of Regions and FCB, not more than twenty-five percent (25%) of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than fifty percent (50%) of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least fifty percent (50%) of the voting power or fifty percent (50%) of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Code are treated as a single issuer.

        (15) The Merger Agreement represents the entire understanding of FCB and Regions with respect to the Merger.
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                                   OPINIONS

        Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Merger Agreement and that the representations made by Regions and FCB (including the representation that FCB stockholders will maintain sufficient equity ownership interests in Regions after the Merger) are true and correct at the time of the consummation of the Merger, we are of the opinion that:


        (1)  The Merger will be a reorganization within the meaning of section 368(a). FCB and Regions will each be "a party to a reorganization" within the meaning of section 368(b).

        (2) FCB will recognize no gain or loss upon the transfer of its assets to Regions in exchange solely for Regions Common Stock and the assumption by Regions of the liabilities of FCB. Sections 361(a) and 357(a).

        (3) No gain or loss will be recognized by Regions on receipt of FCB's assets in exchange for Regions Common Stock. Section 1032(a).

        (4) The basis of FCB's assets in the hands of Regions will, in each case, be the same as the basis of those assets in the hands of FCB immediately prior to the transaction. Section 362(b).

        (5) The holding period of the assets of FCB in the hands of Regions will, in each case, include the period during which such assets were held by FCB. Section 1223(2).

        (6) The stockholders of FCB who exchange their shares of FCB Common Stock solely for shares of Regions Common Stock will recognize no gain or loss upon the exchange. If, however, a stockholder of FCB exchanges FCB Common Stock for Regions Common Stock and cash, then such stockholder will be required to recognize any gain realized on the exchange, and no loss will be recognized. Gain recognition, if any, will not be in excess of the amount of cash received.
Section 354(a)(1).

        (7) The basis of the Regions Common Stock received by FCB stockholders who exchange their shares of FCB Common Stock solely for shares of Regions Common Stock in the proposed transaction will, in each instance, be the same as the basis of the FCB Common Stock surrendered in exchange therefor. If, however, a stockholder of FCB exchanges FCB Common Stock for Regions Common Stock and cash (pursuant to the Stock and Cash Election), then such stockholder's basis in the Regions Common Stock received will be the same as the basis of the FCB Common Stock surrendered in the exchange, reduced by the amount of cash received, and increased by the amount of gain recognized in connection with the exchange. Section 358(a)(1).

        (8) The holding period of the Regions Common Stock received by the FCB stockholders will, in each instance, include the period during which the FCB Common Stock surrendered in exchange therefor was held, provided that the FCB Common Stock was held as a capital asset on the date of the exchange. Section 1223(1).
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        (9)  The payment of cash to FCB stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.

        (10) Where solely cash is received by an FCB stockholder in exchange for such holder's FCB Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's FCB Common Stock, subject to the provisions and limitations of section 302.

        (11) Any holder of FCB Common Stock who receives cash and Regions Common Stock pursuant to the Stock and Cash Election will be required to recognize any gain realized on the exchange, but not in excess of the amount of cash received. Recognition of loss will not be allowed. In determining whether gain will be recognized as ordinary dividend income or as capital gain, such stockholders will be treated for federal income tax purposes as if (a) Regions had issued solely Regions Common Stock in exchange for their FCB Common Stock and (b) Regions redeemed a portion of the shares issued. See Commissioner v. Clark, 489 U.S. 726 (1989); Rev. Rul. 93-61, 1993-2 C.B. 118.
Thus, cash payments received by FCB stockholders exercising the Stock and Cash Election will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in section 302(a).

        The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction.
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        We consent to the attachment of this opinion as an exhibit to the
Registration Statement filed by Regions relating to the proposed Merger and to the references to our firm in the proxy statement/prospectus included in the Registration Statement. This opinion is being provided solely for the use of Regions, FCB and their stockholders. No other person or party shall be entitled to rely on this opinion.



                                  Very truly yours,

                                  ALSTON & BIRD


                                  By:  /s/ Philip C. Cook
                                       --------------------
                                       Philip C. Cook